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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

Michael D. Coffee

Warren Hoeffler

Michael W. Cho

Gary Weinhouse

Ajay Badlani

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Leading Independent Proxy Advisory Firm Glass, Lewis & Co. Recommends Stockholders Vote to Elect All of Mr. Choi's Director Nominees

GLASS LEWIS AFFIRMS THE NEED FOR CHANGE ON CRYO-CELL BOARD AND RECOMMENDS STOCKHOLDERS VOTE ON THE GOLD PROXY CARD

ALL THREE INDEPENDENT PROXY ADVISORY FIRMS SUPPORT CHANGE AT CRYO-CELL

Glass Lewis says they "don't believe shareholders can afford to wait another year to re-evaluate the situation"

Glass Lewis says they believe "the current board and the Portnoy brothers specifically acted disingenuously by taking over the Company as co-CEOs after winning election to the board in last year's proxy contest"

SAN FRANCISCO, July 5, 2012 /PRNewswire/ -- Ki Yong Choi, the largest stockholder of Cryo-Cell International, Inc. (OTCBB: CCEL) with approximately 19.6% of the company's outstanding shares, today announced that Glass, Lewis & Co., LLC ("Glass Lewis"), a leading proxy advisory firm, issued a report on July 2, 2012 recommending that Cryo-Cell stockholders vote on the GOLD proxy card for ALL six of Mr. Choi's Board nominees.

In response to the Glass Lewis report, Mr. Choi issued the following statement:

"We are extremely pleased that independent proxy advisory firms Glass Lewis, ISS and Egan-Jones support change at Cryo-Cell.  We greatly appreciate the support from the independent proxy advisory firms, and from the stockholders who have already voted for my Board nominees on the GOLD proxy card," stated Ki Yong Choi.  "If you have not voted yet, it is still not too late to vote or change your vote to make a difference.  We are very committed to looking out for the best interests of ALL stockholders."

The independent Glass Lewis report sums up the problems at Cryo-Cell(1):

"In sum, we believe the current board and the Portnoy brothers specifically acted disingenuously by taking over the Company as co-CEOs after winning election to the board in last year's proxy contest. In our view, this has left them in over their heads, unqualified to be managing a life sciences company such as Cryo-Cell. Further, we believe the board has failed to protect shareholder interests by not conducting an adequate search for a qualified CEO, not seeking to nominate an independent chairman or lead director and approving compensation and share buy-back programs that do not appear to be in the best interests of shareholders."

"Under normal circumstances, we would be inclined to grant a new board more than 10 months to attempt to engineer improvements. But given the way in which the Portnoys became co-CEOs, their actions during this year's proxy contest and the manner in which they have managed Cryo-Cell thus far, we don't believe shareholders can afford to wait another year to re-evaluate the situation."

Glass Lewis highlights incorrect allegations made by the current Board and the co-CEOs:

"In a sign that the current board and co-CEOs may be acting disingenuously with shareholders, we note that the Company made a number of allegations in its June 25, 2012, proxy materials that it three days later publicly admitted were incorrect."

Glass Lewis believes the company's performance appears to be deteriorating under the Portnoy brothers' direction:

"Operationally, the new board and management have struggled to produce tangible results based on the two quarters reported thus far. In the first six months of the current board's tenure, revenues declined 5% and net earnings turned negative compared to the year-ago period."

"Based on only two quarters of results, the Company's performance appears to be deteriorating."

Glass Lewis believes the board's appointment of the Portnoy brothers as co-CEOs was an overreach of power:

"We take issue with the board's appointment of the Portnoy brothers as co-CEOs. During last year's proxy campaign, the Portnoys didn't reveal that, in addition to serving on the board, they also intended to fill the CEO position themselves. We believe the appointment of the Portnoy brothers as co-CEOs was a veiled and substantial overreach of power, which we don't think many investors signed up for."

ALL THREE INDEPENDENT PROXY ADVISORY FIRMS SUPPORT CHANGE AT CRYO-CELL

WHO IS SUPPORTING THE PORTNOYS?

While Director nominees put forward by Mr. Choi have now received support from each of the INDEPENDENT proxy advisory firms, it seems the only public support the Portnoy brothers have received has been from the COO of Saneron CCEL.  This, however, is an entangled relationship that includes Cryo-Cell holding a 34%(2) ownership interest in Saneron CCEL. It certainly does not seem that the current Board and co-CEOs can muster any independent validation of their actions.

VOTE THE GOLD PROXY CARD TO MAKE A DIFFERENCE IN CRYO-CELL'S FUTURE

Stockholders are reminded that their vote is important, no matter how many shares they own. It is still not too late to vote or change your vote to make a difference.

Ki Yong Choi urges all stockholders to heed Glass Lewis & Co.'s recommendation for change on the Board of Cryo-Cell - it is important that Cryo-Cell stockholders return the GOLD proxy card and vote in favor of change in the boardroom.  Cryo-Cell stockholders SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

If any Cryo-Cell stockholder has already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card.

Investor Contact:
Alliance Advisors LLC.
Call Toll Free: (877) 777-2338;
Banks and Brokers Call Collect: (973) 873-7700.

(1) Permission to use quotations was neither sought nor obtained.

(2) Cryo-Cell Form 10-K for the fiscal year ended November 30, 2011(page 11) - The Company owns an approximate 34% and 35% interest in Saneron CCEL Therapeutics, Inc. ("Saneron") as of November 30, 2011 and 2010, respectively.